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EXHIBIT 1A-6-5

MATERIAL CONTRACTS

BREWHUB BREWING AND PACKAGING CONTRACT

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NOTE: THIS EXHIBIT CONTAINS REDACTIONS FOR CERTAIN IDENTIFIED INFORMATION EXCLUDED THAT IS NOT MATERIAL IN THE COMPANY’S OPINION AND IS OF THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL.

BREWING AND PACKAGING AGREEMENT

This Agreement is made as of April 25, 2022 (the "Effective Date") between BREW HUB, LLC, with its principal office at Interstate Commerce Park, 3900 South Frontage Road, Lakeland, Florida 33815 ("Brew Hub') and Armed Forces Brewing Company located at 1420 Catlyn Place, Annapolis MD 21401 (the "Company'}

Background

Brew Hub owns and operates a brewery in Lakeland, Florida and intends to build or acquire additional breweries in the United States (the "Brew Hub Breweries"). Company desires Brew Hub to produce and package the Company's beers at the Brew Hub Breweries, for sale to the Company.

Company and Brew Hub are entering into this Agreement to provide for the production and sale to the Company of the Company's beers listed on Schedule 1 (the "Product'}

Agreement

In consideration of the foregoing, the parties agree as follows:

1.Appointment; Term.

(a)Company hereby authorizes Brew Hub to produce and package the Product at the Brew Hub Breweries in accordance with the recipe for the Product provided to Brew Hub by the Company (the "Formula").

(b)Brew Hub agrees to produce and package the Product for sale to the Company in accordance with the terms of this Agreement.

(c)The initial term of this Agreement shall begin on the Effective Date and end on December 31, 2024 (the "Initial Term"). After the expiration of the Initial Term, the Agreement shall automatically renew for successive renewal terms of 3 years each. Either party may terminate this Agreement at the end of the Initial Term, or any renewal term, by providing to the other party a written notice of its intent not to renew at least one hundred eighty (180) days prior to the end of the then-current term.

(d)The Company agrees that Brew Hub shall have the first option to produce and package all beer that the Company chooses to brew outside of the Company's home brewery.

2.Formula.

(a)Brew Hub shall produce and package Product in accordance with the Formula and other brewing and packaging specifications provided by the Company, as detailed on Schedule 1 attached hereto. Company shall be responsible to ensure that the Formula complies with federal, state and local law governing the composition of food and beverage products.

(b)There shall be no change in the Formula without the prior written consent of both parties. Changes to existing Formulas and new recipes must allow for sufficient time to test and clarify agreed processes as well as the timely procurement of raw materials to brew and package the beer.

(c)Any specialty hops required in the Formula must be obtained by the Company and provided to Brew Hub. Brew Hub does not contract hops for the Company.

3.Production and Packaging.

(a)Brew Hub agrees to produce and package the Product for sale to the Company, and the Company agrees to purchase the Product from Brew Hub, on the following terms.

(b)The Company will order at least [                           ] barrels (the "Minimum Amount") and not more than [                           ] barrels (the "Maximum Amount") for production by Brew Hub during the initial year 2022 and changing as mutually agreed each following year. For purposes hereof, a barrel equals 31 U.S. gallons of liquid. If the Company does not order the Minimum Amount during any year, Brew Hub shall have the right to terminate this Agreement at any time on 60 days notice. If the Company's orders exceed the Maximum Amount during any year, Brew Hub shall have the right to limit production of Product to the Maximum Amount.

(c)All bottles, cans, kegs and other packages for the Product ("Packaging Materials") shall be supplied by Brew Hub and Company. Packaging Materials shall be labeled in accordance with all applicable laws and regulations and in accordance with specifications on Schedule 1 attached hereto. If required, the label on each individual bottle or can of the Product and on secondary packaging shall bear a statement to the effect that it is "brewed and packaged for Company by Brew Hub, LLC" or such other notice as may reasonably be required.

(d)The composition and dimensions of all Packaging Materials shall be as described on Schedule 1 and may not be changed except as may be agreed by the parties in writing. Brew Hub shall purchase and maintain, from time to time, adequate Packaging Materials to meet the anticipated production of the Product over the next

30 days.

(e)The Company shall pay to Brew Hub a Deposit in the amount of for the first (1) brand, within 10 days after the Effective Date. The Deposit shall be used by Brew Hub to pay for brewing materials and Packaging Materials for the Products and may be applied against any unpaid amounts owed to Brew Hub. Additional Deposits of    [                           ] for each new Brand(s). The Deposit is not used for creative costs, one-time set-up costs or any other similar expenses incurred by Brew Hub, all of which shall be billed to the Company separately as incurred by Brew Hub. Upon termination of this Agreement, the Deposit shall be applied against the final invoice and other amounts owed to Brew Hub, or refunded to the Company, as appropriate.

(f)Brew Hub will apply a printed code customarily used by Brew Hub on all packages, which code shall include the date of production and specific information sufficient to allow lot tracing.

(g)Brew Hub shall have no obligation to install change parts to its packaging machinery in order to accommodate the Company's Packaging Materials. In the event that the Company requests and Brew Hub agrees to use Packaging Materials that require the acquisition and installation of change parts, the Company shall pay in advance the additional costs associated with acquiring and installing the change parts.

(h)Unless otherwise agreed between the parties in writing, Brew Hub shall place packaged Product on 40" x 48" pallets for delivery to the Company.

(i)Following termination of this Agreement, all packaged Product that is held by Brew Hub shall be made available to the Company for pick-up, provided the Company has paid all amounts owed under this Agreement. Brew Hub may dispose of Product held by Brew Hub for more than sixty (60) days following termination of this Agreement. No such disposal shall affect the Company's obligation to pay Brew Hub for such Product.

(j)  Following termination of this Agreement, the Company shall pay Brew Hub an amount equal to Brew Hub's cost, plus 15%, for any work in process inventory of Product and Packaging Materials that have not been used to produce Product, and the same shall be made available to the Company for pick-up. Brew Hub shall also have the right to dispose of work in process inventory and Packaging Materials held by Brew Hub for more than sixty (60) days following termination of this Agreement. No such disposal shall affect the Company's obligation to pay Brew Hub for such work in process inventory and Packaging Materials.

4.Delivery.

(a)The Company shall contact Brew Hub to agree the specific pickup date and time for each order. Brew Hub shall load packaged Product onto pallets and onto delivery vehicles furnished by the Company. The carrier's driver shall inspect each shipment for damage prior to leaving the loading dock.

(b)All carriers selected by the Company to take delivery on behalf of the Company shall be subject to Brew Hub's approval, which approval sha11 not be unreasonably withheld or delayed. Company shall insure the packaged Product while in transit.

(c)Brew Hub shall have no obligation to store packaged Product for the Company for more than seven (7) days following the date of production. Brew Hub agrees that Product will be stored at a temperature consistent with Brew Hub's own products during this period.

(d)If Brew Hub stores packaged Product beyond seven (7) days following the date of production, storage fees will be invoiced as a separate charge at a rate of

-per pallet per month (30 days) and be billed separately for Freight charges. Brew Hub reserves the right to remove any Product inventoried past 60 days, through shipping to the Company or product destruction, with cost to be paid by the Company.

5.Quality Control.

(a)Brew Hub will comply with all applicable laws, regulations, and ordinances pertaining to the operation of the Brew Hub Breweries and will maintain the Brew Hub Breweries in a clean and sanitary condition, consistent with good manufacturing practices.

(b)Brew Hub will monitor production and packaging of the Product in accordance with the Company's procedures as provided in Schedule 1. In the event that the Company requests and Brew Hub agrees to engage in additional quality assurance monitoring prescribed by the Company, the parties will agree on an appropriate increase in the Brewing Fee (as defined below).

(c)Authorized representatives of the Company shall have the right, during normal business hours, upon reasonable notice and at Company's expense, to verify Brew Hub's compliance with the Formula by (i) inspecting the Brew Hub Breweries and all facilities and equipment used by Brew Hub to brew, package, store and ship the Product, as well as all ingredients, processing aids and containers used in brewing, packaging or shipping the Product; (ii) tasting samples of the Product at the Brew Hub

Breweries; and (iii) sampling specimens of the ingredients used in making the Product. Such inspections shall not unreasonably interfere with Brew Hub's scheduled operations or activities at the Brew Hub Breweries.

(d)Upon the introduction of any new or revised Formula or Product by Company for production by Brew Hub, the Company will, as may be reasonably necessary and upon receipt by Company of a written request from Brew Hub, provide at the Company's expense the services of one qualified person from the Company, who is knowledgeable in the production of the Product, to assist Brew Hub with learning to produce the Product.

(e)Brew Hub will send production status reports to the Company, for review on a weekly basis to ensure accuracy and mutual agreement.

(f)Unless the Company has given notice to Brew Hub within 30 days after delivery of Product to the Company at Brew Hub's dock, the Company shall not be entitled to any claim in respect of quality of the Product or shortfall in the quantity of the Product delivered. If the Company fails to promptly issue such notice, the Company shall be deemed to have accepted the delivery and have waived all its rights to make any such claims.

6.Forecasting and Ordering.

(a)Beginning on April 25, 2022 and every October 1 thereafter, the Company shall supply Brew Hub a schedule of the Company's projected monthly purchases by package for the following calendar year (the ''Annual Volume Projection'). Unless Brew Hub agrees, each Annual Volume Projection shall not differ by more than 25% in aggregate volume from the Annual Volume Projection for the prior year or exceed the Maximum Amount. The Annual Volume Projection for 2022, the month-by-month forecast for the first 6 months of the Initial Term, and the Firm Orders for the first 3 months of the Initial Term are attached hereto as Schedule 2.

(b)On or before the 1st day of each month, the Company will provide to Brew Hub a forecast of the Company's total requirements for production by Brew Hub hereunder, detailed by brand and package, as shown in the following chart:

(c)(i) Notwithstanding anything to the contrary in this Agreement, the Company shall provide firm orders ("Firm Orders") at least 60 days in advance of the desired production month. No changes to reduce a Firm Order will be accepted. If any portion of a Firm Order is cancelled within the 60 day period before production, the Company will be invoiced at the current ½ barrel draught pricing for the cancelled portion. If the Company fails to provide a Firm Order at least 60 days in advance, the amount in the "Forecast month 1" column in the chart in clause 6(b) shall be the Firm Order for the applicable month.

(ii)The Company shall take delivery of Product promptly upon completion of packaging.

(iii)Each order placed by the Company shall also be subject to the minimum order per package requirement as set by Brew Hub.

(d)Upon receipt by Brew Hub of an order for Product which complies with the foregoing requirements and which is submitted in accordance with such other standard procedures for receipt of such orders as Brew Hub may reasonably establish from time to time, each order shall represent a firm commitment by the Company to purchase and a firm commitment by Brew Hub to produce and deliver the quantity and package mix of the Product so ordered, subject to the following: Brew Hub shall not be obligated, during any calendar month, to supply an aggregate quantity of the Product which represents in excess of 125% of the amount indicated for such month on the applicable Annual Volume Projection for such month.

7.Failure by Company to Purchase.

If during any three consecutive calendar months, the Company fails to purchase from Brew Hub at least-(by total volume) of the amount indicated in respect of such months on the applicable Annual Volume Projection, Brew Hub shall have the right to terminate this Agreement by written notice to the Company.

8.Fees.

(a)Company shall pay a fee for each case or keg of Product produced (the

"Brewing Fee") calculated in the manner described on Schedule 3.

(b)The Brewing Fee shall be invoiced to the Company as follows:

(i)an initial invoice equal to        ofthe expected total packaged production cost will be issued approximately 24 days in advance of the scheduled brew date. Payment of the initial invoice must be received 3 days prior to the brew date;

(ii)a final invoice equal to the actual total packaged production cost less the initial invoice will be issued as of the date of packaging and sent out within S business days of that date. The final invoice is due 21 days from the invoice date.

(iii)All Brewing Fee payments shall be made via wire or ACH transfer,

(iv)Any amounts due to Brew Hub hereunder which are not paid when due shall bear late fees from the due date until paid at a rate equal to 5% per month.

(c)Brew Hub may increase the Brewing Fee by giving sixty (60) days written notice to Company prior to the change. The annual increase in the Brewing Fee shall not exceed more than            in any calendar year unless Brew Hub documents a corresponding increase in cost of the materials needed to produce the Products.

9.Company Trademarks.

(a)The trademarks owned by the Company and used by Brew Hub in production of the Product shall remain the sole and exclusive property of the Company. The Company hereby grants Brew Hub the right to use the Company's trademarks solely on the packaging for the purposes of, and in accordance with, this Agreement.

(b)All Product packaging (primary and secondary), as well as labels on such packaging, shall bear such trademarks as the Company specifies from time to time.

10.Insurance.

(a)Brew Hub shall procure and maintain from qualified and licensed insurers a comprehensive general liability insurance policy including product liability in an amount not less than $1,000,000 in coverage for one occurrence and $2,000,000 in the aggregate. Coverage shall be on an occurrence rather than a claims made basis.

The policy shall name the Company as an additional insured. The policy shall provide that the Company will be notified of the cancellation of the policy at least thirty (30) days prior to the effective date of such cancellation. Brew Hub shall, if required by law, provide workers compensation/employers liability with a limit of $1,000,000. Brew Hub shall not violate, or permit to be violated, any conditions of such insurance policy, and Brew Hub shall at all times satisfy the requirements of the insurance carrier writing said policy.

(b)From time to time at the request of the Company, Brew Hub shall provide the Company with a certificate from its insurer certifying that the insurance policy described in this Article is in force and that the Company is an additional insured thereunder. The evidence of coverage shall specifically state that the comprehensive general liability insurance policy coverage as it pertains to the Company shall be primary regardless of any other coverage that may be available to the Company.

(c)The Company shall procure and maintain from qualified and licensed insurers a comprehensive general liability insurance policy with product liability coverage regarding the sale of Product including liquor liability, in an amount not less than $1,000,000 in coverage for one occurrence and with an aggregate limit of $2,000,000 per year. Coverage shall be on an occurrence rather than a claims made basis. The Company shall, if required by law, carry workers compensation/employers liability coverage with a limit of $1,000,000. The Company shall also carry Automobile Liability with a limit of $1,000,000 and an Umbrella Liability Limit of $3,000,000 excess of underlying Comprehensive General Liability, Automobile Liability and Employer's Liability. The Company shall not violate, or permit to be violated, any conditions of such insurance policies, and the Company shall at all times satisfy the requirements of the insurance carrier writing said policy.

(d)From time to time at the request of Brew Hub, the Company shall provide Brew Hub with a certificate from its insurer certifying that the insurance policies described in this Article are in force and that Brew Hub is an additional insured thereunder. The evidence of coverage shall specifically state that the coverage in the comprehensive general liability, the automobile, and the umbrella policies as it pertains to Brew Hub shall be primary and non-contributory and shall name Brew Hub as an additional insured. All policies shall include waiver of subrogation regardless of any other coverage that may be available to Brew Hub, where allowable by law. All policies shall provide that Brew Hub will be notified of the cancellation of the policy at least thirty (30) days prior to the effective date of such cancellation

11.Indemnification/Limitation of Liability.

(a)The Company undertakes the responsibility of performing all of its obligations contained in this Agreement and the Company will indemnify, defend and hold Brew Hub and its Affiliates harmless from and against any and all injuries, liabilities, losses, expenses, damages, actions, and judgments of whatsoever type or nature arising out of claims made by third parties, including, without limitation, reasonable attorneys' fees and expenses, court costs, and other legal expenses ("Liability"), incurred by it or them in connection with any claim based upon or arising from:

(i)any alleged or actual breach by the Company of any provision of this Agreement, or any act or omission of the Company, its Affiliates, or their employees or agents in the performance of this Agreement or otherwise in furtherance of the purposes hereof;

(ii)death, bodily injury, or property damage resulting from handling or consumption of the Product after delivery to the Company in accordance with this Agreement; or

(iii)Brew Hub's permitted use of the Company's trademarks in accordance with this Agreement.

(b)Brew Hub undertakes the responsibility of performing all of its obligations contained in this Agreement and Brew Hub will indemnify, defend and hold the Company and its Affiliates harmless from and against Liabilities incurred by it or them in connection with any claim based upon or arising from:

(i)any alleged or actual breach by Brew Hub of any provision of this Agreement, or any act or omission of Brew Hub, its Affiliates, or their employees or agents in the performance of this Agreement or otherwise in furtherance of the purposes hereof; or

(ii)death, bodily injury, or property damage resulting from failure by Brew Hub to follow the Formula in production of the Product.

(c)EXCEPT FOR WARRANTIES EXPRESSLY MADE IN THIS AGREEMENT, BREW HUB MAKES NO OTHER WARRANTY OR REPRESENTATION OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL EITHER PARTY BE RESPONSIBLE OR LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS, ARISING OUT OF THIS AGREEMENT. IN NO EVENT SHALL BREW HUB BE LIABLE FOR DAMAGES IN EXCESS OF THE FEES PAID BY THE COMPANY TO

BREW HUB UNDER THIS AGREEMENT.

(d)"Affiliate" means, with respect to a party, a person, corporation or other entity directly or indirectly controlling, controlled by or under common control with, such party. For purposes of this definition, "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities or otherwise.

12.Termination.

(a)This Agreement will terminate if:

(i)the parties shall mutually agree to terminate this Agreement; or

(ii)a party shall materially default in performance of any of its obligations under this Agreement and (if such default shall be curable) such default shall continue unremedied for a period of 30 days after written notice from the other party of such default, in which event the non-defaulting party shall have the right to terminate this Agreement on written notice to the defaulting party.

(b)Either party may terminate this Agreement immediately upon written notice to the other party if the other party shall make an assignment for the benefit of creditors; or commences a voluntary case or proceeding or consents to or acquiesces in the entry of an order for relief against itself in an involuntary case or proceeding under any bankruptcy, reorganization, insolvency or similar law; if a trustee or receiver or similar officer of any court is appointed for the other party or for a substantial part of the property of the other party; or if bankruptcy, reorganization, insolvency or liquidation proceedings are instituted against the other party without such proceedings being dismissed within 90 days from the date of the institution thereof.

(c)Termination of this Agreement shall be without prejudice to the rights of the parties accrued prior to the date of termination. No party shall have any liability to the other parties solely as a result of having exercised its right of termination as provided herein.

13.Force Majeure.

(a)If a party shall be prevented from performing any obligation hereunder (other than an obligation for the payment of money) by reason of Force Majeure, then such party shall not be deemed to be in default hereunder by reason of its failure to perform such obligation. The party which is so prevented from performing shall give prompt notice to the other party of the occurrence of such event of Force Majeure, as to the cause for such circumstance, the expected duration of such condition and the steps which it is taking to correct such circumstance. "Force Majeure" means causes or events beyond the reasonable control of the respective parties, including but not limited to acts of God, war, riots, civil commotion, accidents, explosions, fire, wind, cyclones, storms, hurricanes, earthquakes, floods, epidemics, acts of a public enemy, strikes, lockouts, sabotages, boycotts, picketing, labor disturbances or labor difficulties of any and all kinds, embargo, delays in the transportation of materials, delays or defaults caused by public carriers, governmental actions, laws, regulations or orders, which render it impossible for such party to perform its obligations under this Agreement.

(b)If, during any calendar year, Brew Hub shall be unable, by reason of an event of Force Majeure, to deliver Product to the Company in accordance with this Agreement, it shall allocate a percentage of its available capacity to production of Product, and such percentage shall be determined by comparing Brew Hub's estimated total production of Product with its estimated total production of all other beers for the applicable year, as shown on Brew Hub's production plan for that year.

14.Confidentiality.

(a)"Confidential Information" means any data or information relating to the business or affairs of the Company or Brew Hub which is confidential or secret in nature, expressly including but not limited to the Company's Formulas. Confidential Information shall not include information which (i) was already known to the party receiving it at the time of its receipt; (ii) has been published or is otherwise in the public domain at the time of its disclosure; (iii) came into the public domain without any breach of this Agreement; or (iv) was disclosed and is generally available to the public as a result of compliance with any applicable law or regulation.

(b)Brew Hub shall keep the Confidential Information of the Company confidential and secret and shall not disclose or make the Confidential Information available, directly or indirectly, to anyone other than those employees of Brew Hub who need the Confidential Information to enable Brew Hub to perform its obligations under this Agreement. Brew Hub shall cause each such employee to maintain the secrecy of the Confidential Information.

(c)The Company shall keep the Confidential Information of Brew Hub confidential and secret and shall not disclose or make such Confidential Information available, directly or indirectly, to anyone other than those employees of the Company who need the confidential information to enable the Company to perform its obligations under this Agreement. The Company shall cause each such employee to maintain the secrecy of the confidential information.

(d)The confidentiality obligations of the parties under this Section shall survive the termination of this Agreement.

15.Warranties.

(a)Each party warrants to the other party that it is duly organized and in good standing in its respective jurisdiction of organization, that it has the authority to enter into and perform this Agreement and that the consummation of this Agreement will not violate any agreement or judicial order to which it is a party or by which it is bound.

(b)Brew Hub warrants to the Company that:

(i)Brew Hub shall comply with the Formula for the Product and shall employ industry-standard quality controls and production methods, processes, and procedures.

(ii)Each Product shall be free from adulteration as defined by the United States Food, Drug and Cosmetics Act

(c)The Company warrants to Brew Hub that:

(i)The Company owns all necessary rights to the Formula and the trademarks, trade names, copyrights and other artwork owned or licensed by the Company for application to Packaging Materials ("Intellectual Property") used in packaging the Product. The Intellectual Property does not violate the laws and regulations of any government or injure or infringe upon the rights of any other person.

(ii)The Formula used in the Product shall comply with all US federal, state and local laws and regulations (statutory and common law) governing the composition of food and beverage products.

(iii)The Company will be responsible for acquiring and maintaining at its own cost and expense all licenses, permits and other authorizations necessary for the sale and distribution of the Product and shall be responsible for all other required registrations of any Product, including any requirements of any state in which Products are sold.

(iv)The Company shall file with the Federal Alcohol and Tobacco Tax and Trade Bureau ("TTB") all information and required forms necessary for the Company to comply in all material respects with applicable TTB requirements, including filing for and acquiring an alternating proprietorship license when Brew Hub deems it appropriate.

16.Miscellaneous.

(a)Any notice, request, instruction or other document permitted or required to be given hereunder by either party hereto to the other party shall be in writing and delivered personally or sent by reliable international, air courier, as follows:

Brew Hub:

Interstate Commerce Park 3900 South Frontage Road

Lakeland, Florida 33815

Attention:Timothy Schoen

Company:

Armed Forces Brewing Company

Attention: Alan Beal

(b)This Agreement will be construed in accordance with and governed by the laws of the State of Florida.

(c)This Agreement, including the Schedules attached hereto (which are incorporated herein by reference), represents and incorporates the entire understanding between the parties hereto with respect to the subject matter of this Agreement and supersedes any prior agreements or understandings of any kind, whether written or oral. This Agreement may be amended only by a written amendment signed by both parties.

(d)The Company may not assign or transfer its rights or obligations under this Agreement without the prior written consent of Brew Hub. Subject to the foregoing, this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

(e)This Agreement may be executed in one or more counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same agreement. Signature by electronic means, such as through fax or through e-mail of a scanned copy, shall be deemed to be a document signed on hard copy by hand.

(f)If any provision of this Agreement shall be determined to be illegal or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect, and this Agreement shall be construed as if the illegal or unenforceable provision were not a part hereof, so long as the remaining provisions of this Agreement shall be sufficient to carry out the overall intent of the parties as expressed herein.

(g)No delay or forbearance by either party in enforcing any obligation of the other party under this Agreement shall be deemed to be a waiver of any rights of such party to enforce this Agreement, and no waiver of any provision of this Agreement shall be valid unless in writing and signed by the party against which such waiver is to be enforced. A waiver of any provision of this Agreement on any one occasion shall not constitute a waiver for any other purpose.

(h)It is agreed by and between the parties that Brew Hub shall act as an independent contractor in the performance of its obligations set forth herein and shall not, under any circumstances, be considered an agent for or partner of the Company. The relationship between the parties is solely that set forth in this Agreement and no representations or warranties shall be made by either party to any third person or party to the contrary.

(i)In the event (A) any other party becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the outstanding voting securities of the Company; (B) the shareholders of the Company approve an agreement to merge or consolidate the Company with any other corporation; or (C) the shareholders of the Company approve a disposition by the Company of more than fifty percent (50%) of the Company's assets, the Company shall take all necessary action to ensure that Brew Hub's rights under this Agreement shall continue without interruption, unless Brew Hub elects to terminate this Agreement. For the avoidance of doubt, in the event that the Company transfers, in whole or in part, its rights to manufacture and distribute the Product to a third party, the Company shall, as a condition of such transfer, require the third party to assume and perform all of the Company's obligations under this Agreement.

(j)Schedule 4 attached hereto contains provisions governing Company production and sale of Product for retail sale and sampling at the tasting and hospitality room(s) at the Brew Hub Breweries.

In Witness Whereof, the parties have executed and delivered this Agreement as of the date first written above.

SCHEDULE 1(on file)

Parnter Brewery:

Brand Name:

Style:

SALT / ENZ / ACID	Ingredient	Amount	Mash?	Boil?
	CaCl2 (oz)			
	MgSO4 (oz)			
	CaSO4 (oz)		✓	
	Bioglucanase (mL)			
	Phosphoric Acid (mL)			

QA SPECS	Test	Target	Unit of Measure
	FG:		°P
	Alcohol:		%V/V
	CO_2:		VOL
	pH:		
	Bitterness		IBU
	Color:		SRM
	Turbidity:		FNU

MALT	Brand / Type	%	Target (lbs)
		Total	

MASH				
		Liquor / Grist Ratio:		
		Mash Liquor Volume:		
		Target Mash pH:		
		Dough In Temp:		Flaked Protocol
	Rest 1	Temp:		
		Time:		
	Rest 2	Temp:		
		Time:		
	Rest 3	Temp:		
		Time:		

BOIL			
	Target Pre-Boil:		°P
	Target Boil Time:		Min
	Target Cast Wort:		°P

BOIL / WP ADDITIONS		Addition Type	Time	AA%	LBs
	1				
	2				
	3				
	4				
	5				
	6				
	7				
	8				
	9				
	10				
		Whirlfloc G (KF)			
		YEASTEX61 (YX)

(a)SCHEDULE 4

Company grants Brew Hub, during the term of this Agreement and any extensions hereof, the limited right to produce additional quantities of Company's Product at Brew Hub's expense and control, exclusively for, and expressly limited to, Brew Hub's retail sales and sampling purposes within the Brew Hub tasting and hospitality room(s). The limited rights granted herein terminate immediately upon termination of this Agreement by either party.